Exhibit 99.3

Gateway Financial Holdings, Inc. Announces Stock Split Effected as a 10 Percent Stock Dividend

VIRGINIA BEACH, Va., April 24, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced today that its board of directors approved an 11-for-10 stock split, to be effected in the form of a 10% stock dividend payable May 15, 2006 to holders of record as of the close of business on April 28, 2006. The stock dividend will increase shares outstanding to approximately 10,785,358.

D. Ben Berry, Chairman, President and Chief Executive Officer, commented, "In addition to the record earnings we reported today and the regular cash dividend we declared, this stock dividend rewards our shareholders with increased liquidity and additional shares that will receive cash dividends in future quarters. These actions reflect our ongoing commitment to maximizing shareholder value."

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service regional community bank with a total of twenty-one financial centers -- eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and ten in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk, Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary, and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. For further information, visit the Corporation's web site at http://www.primezone.com/newsroom/ctr?d=97905&u=http://www.gwfh.com

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004